EXHIBIT 5









    15 November 1994




    Digital Equipment Corporation
    146 Main Street
    Maynard, Massachusetts  01754

    Re:  Registration Statement on Form S-8
         Relating to the Digital Equipment Corporation
         1968 Employee Stock Purchase Plan (the "Plan")

    Ladies and Gentlemen:

    I am Vice President, Clerk, Secretary and Assistant General Counsel of Digital Equipment Corporation (the "Corporation"), a Massachusetts corporation. I am of the opinion that the 5,000,000 shares of Common Stock, par value $1.00 per share, proposed to be issued by the Corporation pursuant to the Plan will be legally issued, fully-paid and nonassessable after the issuance of such shares in accordance with the terms of the Plan.

    I am further of the opinion that no action of any governmental authority is necessary for the issuance and sale of such shares by the Corporation except that the above-referenced Registration Statement shall have become effective and such action as may be necessary under the securities laws of the several states shall have been taken.

    I hereby consent to the filing of this opinion as Exhibit 5 to the above-referenced Registration Statement.

    Very truly yours,

    /s/ Gail S. Mann

    Gail S. Mann
    Vice President, Clerk, Secretary
    and Assistant General Counsel